Exhibit 99.C

Form of Investor Direction Form

Exhibit C

Investor Direction Form

C-1

Triloma EIG Energy Income Fund - Term I BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. ATTN: REORGANIZATION DEPARTMENT P.O. BOX 9116 FARMINGDALE, NY 11735-9547

TENDER BY INTERNET - www.proxyvote.com/tender

If you wish to use the Internet to provide your directions regarding participation in the Offer, please go to the website www.proxyvote.com/tender, enter the 16-digit control number from your Direction Form (located in the box below next to the arrow) and click on the Submit button. You will then be able to provide your direction regarding participation in the Offer on the following screen.

BY HAND OR OVERNIGHT DELIVERY

Broadridge, Attn: BCIS IWS, 51 Mercedes Way, Edgewood, NY 11717

BY MAIL

Broadridge, Attn: Re-Organization Dept., P.O. Box 9116, Farmingdale, NY 11735-9547

E13253-TBD

PLEASE DISREGARD THIS IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AS OF MARCH 24, 2017.

Direction Forms that are not timely received by this Tabulation Agent, and those received without a box checked below or with more than one box checked, will be treated as a direction NOT to offer to exchange Shares into the Offer.

As of February 27, 2017, the number of Shares in your account are shown to the right of your address.

As described in the offer to purchase, dated February 27, 2017, the Share Repurchase (the “Offer”) is designed to offer shareholders the opportunity to exchange their shares for a cash value on the terms described therein. I hereby instruct Triloma EIG Energy Income Fund - Term I to tender the shares attributable to my account as of the date written below, as follows (check only one box and complete):

PLEASE MAKE YOUR SELECTION

Box 1      I direct Triloma EIG Energy Income Fund - Term I to offer to exchange ALL of the Shares attributable to my account into the Offer.

Box 2      I direct Triloma EIG Energy Income Fund - Term I NOT to offer any of the Shares attributable to my account into the Offer.

Box 3                              (insert a percentage in whole numbers, 1% - 99%) I direct Triloma EIG Energy Income Fund - Term I to offer to exchange the written percentage of the shares attributable to my account into the Offer. (If you check Box 3 but fail to insert a percentage, your direction will be treated as a direction NOT to offer to exchange any of your Shares into the Offer.)

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date

E13253-TBD

INVESTOR DIRECTION
FORM

BEFORE COMPLETING THIS FORM,

PLEASE READ CAREFULLY ALL ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT DELIVER TO THIS TABULATION AGENT A PROPERLY COMPLETED, SIGNED DIRECTION FORM BY 5:00 P.M., EASTERN TIME, ON MARCH 24, 2017, OR PROVIDE TIMELY DIRECTIONS THROUGH THE INTERNET BY THE SAME DEADLINE, UNLESS THE OFFER IS EXTENDED, THE SHARES ATTRIBUTABLE TO YOUR ACCOUNT WILL NOT BE OFFERED FOR EXCHANGE INTO THE OFFER.

Triloma EIG Energy Income Fund - Term I makes no recommendation to any participant regarding participation in the Offer.

This Direction Form, if properly signed, completed and received by the Tabulation Agent in a timely manner, will supersede any previous direction with respect to your participation in the Offer.

PLEASE SIGN AND DATE ON THE REVERSE SIDE.